Exhibit 10.1

Applied Optoelectronics, Inc.
Executive and Key Employee Bonus Plan

1. Plan Goal

The purpose of the Applied Optoelectronics, Inc. Executive and Key Employee Bonus Plan (the “Plan”) is to motivate exceptional performance by the executive officers and certain other key employees of Applied Optoelectronics, Inc. or its direct or indirect subsidiaries (the “Company”) by rewarding the achievement of pre-established business performance objectives. The Plan is to be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

2. Effective Date

The Plan is effective as of January 1, 2016 and shall continue in effect until modified or terminated by the Committee. This Plan supersedes all prior bonus or commission incentive plans with respect to employees designated to participate in this Plan or any written or oral representations regarding the subject matter of the Plan.

3. Eligibility

All U.S. based executive officers of the Company (the “Executive Officers”) and other key employees of the Company designated by the Committee, in each case who are not eligible to participate in another Company cash incentive plan (collectively, “Participants”) are eligible to participate in the Plan. Plan eligibility for newly hired Executive Officers begins on the first day of the fiscal quarter following their hire date. To be eligible to participate in the Plan, Participants must meet the following conditions:

•	be a full-time regular employee of the Company as of the last day of the applicable Performance Period (defined below);
•	not be subject to disciplinary action, be in good standing with the Company and not be subject to a performance improvement plan; and
•	if such Participant is a key employee designated as a Participant by the Committee, and not an Executive Officer, for such key employee to remain a Participant, the Committee must not have withdrawn such designation. The Committee shall have the sole discretion to withdraw the designation of a key employee as a Participant.

4. Performance Periods

The Committee shall establish the performance period or periods for the Plan, which may include the Company’s fiscal year, multiple fiscal years or any other period longer than one fiscal year, and/or a portion of the Company’s fiscal year (as applicable, the “Performance Period”). The Committee may establish multiple Performance Periods under the Plan, and such Performance Periods may be successive or may overlap.

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5. Performance Goals and Target Bonus; Plan Budget

For each Performance Period, the Committee shall establish performance goals, which may include goals based on a Participant’s individual performance and contribution to the Company, corporate and strategic business objectives of the Company, and/or any other factor deemed appropriate by the Committee. These performance goals may include, without limitation, one or more of the following:

•	Net bookings, net sales, backlog or similar measures;
•	Revenue, earnings (which may include adjusted earnings before taxes, interest, depreciation and amortization), earnings per share, net income, profits, net profit or similar measures;
•	Profit, expenses, operating expenses, overhead or expense reduction, gross margin or similar measures;
•	Cash flow, cash position, working capital, operating cash flow or similar measures;
•	Design wins, customer adds, customer renewals, customer retention rates, number of customers, market share or similar measures, including churn;
•	Revenue growth, sales growth or similar measures;
•	Attainment of research and development milestones; new product development, new product invention or innovation, product release timelines or similar measures,
•	Achievement of business divestitures or acquisitions;
•	Stock price, total stockholder return, growth in stockholder value relative to the moving average of the S&P 500 Index or another index; or
•	Internal rate of return, return on assets, return on capital, return on equity, return on investment, return on sales or similar measures.

In addition, individual objectives may include peer reviews or other subjective or objective criteria.

As determined by the Committee, the performance goals may be based on GAAP or Non-GAAP results and any actual results may be adjusted by the Committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The performance goals may be on the basis of any factors the Committee determines relevant, and may be on an individual, divisional, business unit or Company-wide basis. The performance goals may differ from Participant to Participant and from award to award. Failure to meet the goals will result in a failure to earn the Target Award, except as provided in Section 8 of this Plan.

In addition to establishing performance goals for each Performance Period, the Committee shall establish target bonus opportunities for each Participant for the applicable Performance Periods (a “Target Bonus”). Target Bonuses will generally be expressed as a percentage of the Participant’s base salary. For purposes of determining a Participant’s Target Bonus opportunity, “base salary,” means the cumulative base salary earnings for the Performance Period.

The Plan budget for each Performance Period is the sum of each Target Bonus for each Participant. The Plan budget may be established before, during or after the applicable Performance Period. Actual Awards (as defined below) will be paid from the Plan budget.

6. Performance Grids

Within the first 90 days of the each Performance Period, the Committee will identify, in its sole discretion, the performance criteria that will be applied for that Performance Period and the target objectives with respect to each such criterion (the “Goals”). Once established, these Goals will be communicated to the applicable Participants in the form of performance grids. These performance grids are subject to change by the Committee in the event of acquisitions, dispositions or other events (other than company performance) having a material impact on the Goals.

7. Actual Awards

Bonuses will be considered earned and accrued as of the last day of the applicable Performance Period. For Performance Periods based on the Company’s fiscal year, the last day of each such Performance Period will be December 31st. The bonuses for Participants are to be calculated using this Plan, together with the applicable performance grid. Subject to the Committee’s authority under Section 8 to modify awards, the bonuses payable under this Plan with respect to any Performance Period, if any, are referred to herein as “Actual Awards.”

The Participants will receive any earned Actual Awards after the end of the Performance Period, with the timing of payment subject to determination by the Committee. For Performance Periods based on the Company’s fiscal year, the payment of Actual Awards will typically be made following closing of the audit of the financial statements of the Company and determination by the Committee of bonus results under this Plan and the applicable performance grid, but no later than March 15th of the year following the year in which the Performance Period ends.

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If a Participant dies or becomes Disabled prior to the payment of an Actual Award earned by him or her prior to death or Disability for a prior Performance Period, the Actual Award will be paid to his or her estate or to the Participant, as the case may be, subject to the Committee’s discretion to reduce or eliminate any Actual Award otherwise payable. As used herein, “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

8. Discretion to Modify Awards; Discretionary Nature of Plan and Awards

Notwithstanding anything to the contrary contained in this Plan, the Committee may, in its sole discretion and at any time, (i) increase, reduce or eliminate a Participant’s Actual Award, and/or (ii) increase, reduce or eliminate the amount allocated to the Plan budget for the applicable Performance Period. The Actual Award may be below, at or above the Target Award, at the Committee’s discretion. The Committee may provide for partial payment of Target Award if the performance goals are partially met. The Committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and will not be required to establish any allocation or weighting with respect to the factors it considers.

No individual has a vested entitlement to any payment under the Plan; all awards are paid at the sole discretion of the Committee. Specifically, regardless of whether an award has been consistently paid over any period of time, the Committee, at its sole discretion, reserves the right to (i) decrease Target Bonuses, (ii) change the Goals applicable to any Performance Period, (iii) terminate the participation of any individual in the Plan at any time for any legal reason, and/or (iv) modify, terminate, or rescind the Plan, in whole or in part, all with or without notice or cause.

9. Source of Payment; Payment Type

Each Actual Award will be paid solely from the general assets of the Company. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

Actual Award payments under this Plan will be made via direct deposit or live check, less all applicable taxes and withholdings. Actual Award payments will be subject to the applicable federal income tax withholding rate, in addition to applicable FICA, state, and local taxes.

10. Plan Administration

Final authority on all issues related to the Plan will reside with the Committee. The Committee will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, without limitation, the power to (i) determine which Executive Officers and key employees, if any, will be granted awards, (ii) prescribe the terms and conditions of awards, (iii) interpret the Plan and the awards, (iv) adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Officers or key employees who are foreign nationals or employed outside of the United States, (v) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (vi) interpret, amend or revoke any such rules.

The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.

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11. Amendment & Termination

The Plan will commence on the date specified herein, and subject to this Section 11, will remain in effect thereafter. The Plan may be modified, terminated, or rescinded in whole or in part at any time by the Committee and/or the Board of Directors; provided, however, that no revision or termination would have an adverse effect on any outstanding awards earned. No modification or exception to the Plan is valid or enforceable unless approved in writing by the Committee. Participants’ Target Bonus opportunities may be modified at the discretion of the Committee at any time.

12. At-Will Employment

Nothing in the Plan provides any guarantee or promise of continued service of a participant with the Company or affects the “at will” employment status of the Executive Officers.  Neither the attainment of Goals nor the continuous service requirement necessary to earn a bonus alters the ability of a Participant or the Company to terminate employment at any time, with or without reason and with or without advance notice.

13. Application of Deferred Compensation Rules

This plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be considered and administered in accordance with such intention. Actual Awards under the Plan will not be paid later than the fifteenth (15th) day of the third (3rd) month following the end of the Company fiscal year in which the applicable Performance Period to which such payment relates began. It is intended that all bonuses payable under this Plan will be exempt from the requirements of “Section 409A” (as defined below) pursuant to the “short-term deferral” exemption or, in the alternative, comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder, as they may be amended or modified from time to time, and any applicable state law equivalents.

14. General

All obligations of the Company under the Plan, with respect to awards granted hereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award will be paid in the event of the Participant’s death. Each such designation will revoke all prior designations by the Participant and will be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death will be paid to the Participant’s estate.

No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in the preceding paragraph. All rights with respect to an award granted to a Participant will be available during his or her lifetime only to the Participant.

In the event any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

The granting of awards under the Plan will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

The Plan and all awards will be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.

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